UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
Under
The Securities Act of 1933

HARMONIC INC.

(Exact name of Registrant as specified in its charter)

549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Name, address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2002 Director Option Plan
2002 Employee Stock Purchase Plan

Delaware (State or other jurisdiction of incorporation or organization)	77-0201147 (I.R.S. Employer Identification No.)

Robin N. Dickson
Chief Financial Officer
Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Saper, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
650-493-9300

Calculation of Registration Fees

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class	Amount to	Offering	Aggregate	Amount of
of Securities to be	be	Price per	Offering	Registration
Registered	Registered(1)	Share	Price	Fee(4)

Common stock (par value $0.001 per share) to be issued under the Harmonic Inc. 2002 Director Option Plan	400,000	$2.81 (2)	$1,124,000	$103.41

Common stock (par value $0.001 per share) to be issued under the Harmonic Inc. 2002 Employee Stock Purchase Plan	1,500,000	$2.81 (3)	$4,215,000	$387.78

TOTAL	1,900,000	***	$5,339,000	$491.19

1.	Represents the number of shares of common stock reserved for issuance to directors and employees upon exercise of options to purchase common stock pursuant to the Harmonic Inc. 2002 Director Option Plan (the “2002 Director Plan”) and the Harmonic Inc. 2002 Employee Stock Purchase Plan (the “2002 ESPP”) (collectively, the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that may be issued under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock of the Registrant.

2.	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee. The Proposed Maximum Offering Price per Share with respect to the 400,000 shares of common stock authorized and reserved for issuance under the 2002 Director Plan has been estimated to be the average of the high and low price reported in the Nasdaq National Market on June 26, 2002.

3.	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee. The Proposed Maximum Offering Price per Share with respect to the 1,500,000 shares of common stock authorized and reserved for issuance under the 2002 ESPP has been estimated to be the average of the high and low price reported in the Nasdaq National Market on June 26, 2002.

4.	Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the fee shall be “$92 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Offering Price by 0.000092.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents, previously filed by Harmonic Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this registration statement:

a.	The Registrant’s annual report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 18, 2002.

b.	The Registrant’s current report on Form 8-K, as filed with the SEC on March 18, 2002.

c.	The Registrant’s quarterly report on Form 10-Q for the three months ended March 29, 2002, as filed with the SEC on May 13, 2002.

d.	The description of the Registrant’s common stock contained in the our registration statement on Form 8-A dated April 6, 1995, as filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys’ fees, which the officer or director actually and reasonably incurred.

     The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide for the indemnification of officers and directors to the fullest extent permitted by applicable law.

     In addition, the Registrant has also entered into employment agreements with its officers and directors which provide for their indemnification with respect to certain matters. The Registrant has purchased directors’ and officers’ liability insurance for all its directors and executive officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1*	Harmonic Inc. 2002 Director Option Plan
4.2**	Harmonic Inc. 2002 Employee Stock Purchase Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered
23.1	Consent of Independent Public Accountants
23.2	Consent of Counsel (included in Exhibit 5. 1)
24.1	Power of Attorney (included on signature page to this registration statement)

*	Previously filed as Exhibit 1 to the Registrant’s Definitive Proxy Statement, dated April 16, 2002, and incorporated herein by reference.
**	Previously filed as Exhibit 2 to the Registrant’s Definitive Proxy Statement, dated April 16, 2002, and incorporated herein by reference.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s bylaws, indemnification agreements, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Sunnyvale, State of California, on June 28, 2002.

HARMONIC INC.

By:	/s/ Anthony J. Ley

Anthony J. Ley Chairman, President & Chief Executive Officer

Power of Attorney

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. Ley and Robin N. Dickson, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Ley (Anthony J. Ley)	Chairman, President & Chief Executive Officer (Principal Executive Officer)	June 28, 2002

/s/ Robin N. Dickson (Robin N. Dickson)	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2002

/s/ E. Floyd Kvamme (E. Floyd Kvamme)	Director	June 28, 2002

/s/ David A. Lane (David A. Lane)	Director	June 28, 2002

/s/ Lewis Solomon (Lewis Solomon)	Director	June 28, 2002

/s/ Michel L. Vaillaud (Michel L. Vaillaud)	Director	June 28, 2002

/s/ David Van Valkenburg (David Van Valkenburg)	Director	June 28, 2002

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Harmonic Inc. 2002 Director Option Plan
4.2**	Harmonic Inc. 2002 Employee Stock Purchase Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered
23.1	Consent of Independent Public Accountants
23.2	Consent of Counsel (included in Exhibit 5. 1)
24.1	Power of Attorney (included on signature page of this registration statement)

*	Previously filed as Exhibit 1 to the Registrant’s Definitive Proxy Statement, dated April 16, 2002, and incorporated herein by reference.

**	Previously filed as Exhibit 2 to the Registrant’s Definitive Proxy Statement, dated April 16, 2002, and incorporated herein by reference.